     As filed with the Securities and Exchange Commission on July 14, 2000.

                                                      Registration No. 333-_____
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                               _________________

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               _________________

                               SAUL CENTERS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

               Maryland                                      52-1833074
     (State or Other Jurisdiction                         (I.R.S. Employer
  of Incorporation or Organization)                     Identification No.)

                            8401 Connecticut Avenue
                          Chevy Chase, Maryland 20815
                                (301) 986-6000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                 Henry Ravenel
                              Saul Centers, Inc.
                            8401 Connecticut Avenue
                          Chevy Chase, Maryland 20815
                    (Name and Address of Agent for Service)
                                (301) 986-6207
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)
                               _________________

                                  Copies to:
                           Thomas H. McCormick, Esq.
                                 Shaw Pittman
                              2300 N Street, N.W.
                            Washington, D.C. 20037

                               _________________


Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

================================================================================


                         CALCULATION OF REGISTRATION FEE

===========================================================================================================================
   Title of Securities   Amount to be          Proposed Maximum               Proposed Maximum           Amount of
     to be Registered    Registered (1)    Aggregate Price Per Unit (1)   Aggregate Offering Price    Registration Fee (3)
     ----------------    --------------    ----------------------------   ------------------------    --------------------
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par       193,998                $15.96875                     $3,097,905.56            $817.85
value per share (2)
===========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), based on the average of high and low reported sales price on July 11, 2000 on the New York Stock Exchange.

(2) Such shares are being registered for resale from time to time by B.F. Saul Real Estate Investment Trust, Dearborn, L.L.C. and Avenel Executive Park Phase II, L.L.C., the selling shareholders, or their pledgees.

(3) The selling shareholders will pay this registration fee. The registration fee does not include an additional 6,503,238 shares of common stock previously registered by the Registrant under its registration statement on Form S-3 (File No. 333-88127) which are included in a combined prospectus herein pursuant to Rule 429 under the Securities Act of 1933. A registration fee of $28,312.00 was previously paid by the Registrant in connection with such registration statement.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     Pursuant to Rule 429 under the Securities Act of 1933, this registration statement contains a combined prospectus that also relates to the registration statement on Form S-3, Registration No. 333-88127, previously filed by the Registrant with the Securities and Exchange Commission on September 30, 1999.

------------------------------------------------------------------------------

The information in this prospectus is not complete, and may be changed. This prospectus is included in the registration statement that was filed by Saul Centers, Inc. with the Securities and Exchange Commission. The Selling Shareholders cannot sell their shares until that registration statement becomes effective. This prospectus is not an offer to sell the shares or the solicitation of an offer to buy the shares in any state where the offer or sale is not permitted.
------------------------------------------------------------------------------


                  Subject to Completion, Dated July 14, 2000

                                  PROSPECTUS


                              Saul Centers, Inc.
                            8401 Connecticut Avenue
                          Chevy Chase, Maryland 20815
                                (301) 986-6207

            6,503,238 Previously Registered Shares of Common Stock

                        193,998 Shares of Common Stock

                           $.01 Par Value Per Share




         This prospectus relates to 6,503,238 previously registered shares of our common stock and an additional 193,998 shares of our common stock that may be offered for sale or otherwise transferred from time to time by the Selling Shareholders named in this prospectus or their pledgees. We will not receive any proceeds from the sale of these shares by the Selling Shareholders or their pledgees.

         Our common stock is traded on the New York Stock Exchange under the symbol "BFS." On July 13, 2000, the last reported sale price of our common stock was $15 15/16 per share.

         Investing in our common stock involves certain risks. Carefully consider the Risk Factors beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


             The date of this prospectus is _______________, 2000.

                                  THE COMPANY

         As used in this prospectus, the terms "Company," "we," "us" and "our" refer to Saul Centers, Inc.


         Saul Centers, Inc., or the Company, is incorporated under the laws of Maryland and conducts all of its activities through subsidiaries and limited partnerships of which the Company or one of its subsidiaries is the sole general partner, including Saul Holdings Limited Partnership. Our primary business is the ownership, operation, management, leasing, acquisition, renovation, expansion, development and financing of community and neighborhood shopping centers and office properties, primarily in the Mid-Atlantic region. The Company's long-term objectives are to increase cash flow from operations and to maximize capital appreciation of its real estate. As of June 30, 2000, these properties included 28 operating shopping center properties, four predominantly office operating properties and an industrial/warehouse property. For further information about the operation of these properties and the Company, see our most recent annual report and quarterly report, incorporated by reference elsewhere in this prospectus. We have elected to be taxed as a real estate investment trust, or a REIT, for federal income tax purposes commencing with our taxable period ended December 31, 1993, and we intend to continue operating so as to qualify as a REIT.

                                  RISK FACTORS


         This prospectus and information incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our actual results could differ materially from those anticipated in these forward-looking statements, including those discussed in "Risk Factors" or incorporated by reference into this prospectus.


General Real Estate Investment Risks

         General. Investments in our Company will be subject to the risks incident to the ownership and operation of commercial real estate. These include the risks normally associated with changes in general or local market conditions, competition for tenants, changes in market rental rates, inability to collect rent due to bankruptcy or insolvency of tenants or otherwise, and the need to periodically renovate, repair and release space and to pay the related costs.

         Lease Expiration and Re-Lease of Space. We will be subject to the risks that, upon expiration, leases for space in our properties may not be renewed, the space may not be re-leased or the terms of renewal or re-lease (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. Our operating cash flow would decrease if we were unable to promptly re-lease all or a substantial portion of this space, if the rental rates upon such re-lease were significantly lower than expected, or if reserves for costs of re-leasing prove inadequate.

         Dependence on Major Tenants. Only one retail tenant, Giant Food, at 7.3%, accounted for more than 1.6% of the Company's 1999 total revenues. No office tenant other than the United States General Service Administration ("GSA"), at 10.6%, accounted for more than 1.6% of 1999 total revenues. The success of our properties depends, to a substantial degree, upon the success of their anchors and the default or financial distress of Giant Food, GSA, or any other anchor could cause substantial property vacancies, which would reduce our operating cash flow until such properties are re-leased.

         Changes in Laws. Costs resulting from changes in real estate taxes generally may be passed through to tenants and, to such extent, will not affect us. Increases in income, service or transfer taxes, however, generally are not passed through to tenants under our portfolio's leases and may adversely affect our operating cash flow and our ability to make distributions to shareholders. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures, which would adversely affect our operating cash flow and our ability to make distributions to shareholders.

         Investments in Mortgages. Although we currently have no plans to invest in mortgages, we may, in the future, do so. If we were to invest in mortgages, we would be subject to the risks of such investment, which include the risk that borrowers may not be able to make debt service or principal payments when due, that the value of mortgaged property may be less than the amount owed, and that interest rates payable on the mortgages may be lower than our cost of funds. Our operating cash flow and our ability to make distributions to our shareholders could be adversely affected if we invest in mortgages and any of the above occurs.

         Risks of Real Estate Development. We intend to engage in selective property development. We have engaged in limited material new property development activity during the last five years, although we have engaged in extensive renovation and redevelopment of many of our shopping centers. Real estate development generally involves significant risks in addition to those involved in the ownership and operation of established properties, including the risks that financing may not be available on favorable terms, that construction may not be completed on schedule, resulting in increased debt service expense and construction costs, that long-term financing may not be available on completion of construction, and that properties may not be leased on profitable terms. Our operating cash flow and our ability to make distributions to shareholders could be adversely affected if we engage in real estate development, and if any of the above occurs.

         Possible Liability Relating to Environmental Matters. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of any required remediation or removal of such substances may be substantial, and the owner's liability as to any property is generally not limited under such laws, ordinances and regulations and could exceed the value of the property and/or the aggregate assets of the owner. The presence of, or the failure to properly remediate, such substances, when released, may adversely affect the owner's ability to sell the affected real estate or to borrow using such real estate as collateral. We have not been notified by any governmental authority of any non-compliance, liability or other claim in connection with any of our portfolio properties, and we are not aware of any other environmental condition with respect to any of our portfolio properties that management believes would have a material adverse effect on our business, assets or results of operations. However, management is aware of the presence of minor amounts of asbestos containing materials at many of our portfolio properties that management believes generally are in good condition and do not currently constitute a hazard. The presence of such asbestos containing materials is in compliance with current law. We do not believe that these conditions involving asbestos containing materials, in the aggregate, are material. A substantial proportion of our portfolio properties have been subjected to environmental assessments within the last five years. The updates of the environmental assessments describe the procedures performed and present the findings and recommendations, if any, resulting therefrom. None of these environmental assessments or updates has revealed any environmental liability that our management believes would have a material adverse effect on our business, assets or results of operations, nor is management aware of any such liability. No assurance, however, can be given that these reports reveal all potential environmental liabilities, that no environmental liabilities may have developed since such environmental assessments were prepared, and that no prior owner created any material environmental condition not known to us or the independent consultant preparing such assessments or that future uses or conditions, including, without limitation, changes in applicable environmental laws and regulations.

         Uninsured Losses. We currently carry comprehensive liability, fire, flood, extended coverage and rental loss insurance with respect to our portfolio properties, with policy specification and insured limits customarily carried for similar properties. There are, however, certain types of losses, as from wars or earthquakes, that may be either uninsurable or not economically insurable. Should an uninsured loss occur, we could lose both our capital invested in, and anticipated profits from, any affected portfolio property.

Taxation of Saul Centers

         Failure to Qualify as a REIT. We intend to operate so as to maintain qualification as a REIT under the Internal Revenue Code, or the Code. A REIT generally is not subject to federal income tax, provided it makes certain distributions to its shareholders and meets certain organizational and other requirements. Although we currently qualify as a REIT under the Code, no assurance can be given that we will so qualify or that we will continue to qualify in the future. No assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws or their application with respect to qualification as a REIT or the federal income tax consequences of such qualification.

         If we fail to qualify as a REIT, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, we will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax liability resulting from the failure to so qualify would significantly reduce funds available for distribution to our shareholders.

         Other Tax Liabilities. Even if we qualify as a REIT for federal income tax purposes, we will be subject to certain federal, state and local taxes.

No Limitation on Debt

         We currently have a general policy of limiting our borrowings to 50 percent of asset value, i.e., the value of our portfolio, as determined by our board of directors (the Board of Directors) by reference to the aggregate annualized cash flow from our portfolio. Our organizational documents contain no limitation on the amount or percentage of indebtedness which we may incur. Therefore, the Board of Directors could alter or eliminate the current limitation on borrowing at any time. If our debt capitalization policy were changed, we could become more highly leveraged, resulting in an increase in debt service that could adversely affect our operating cash flow and our ability to make expected distributions to shareholders, and in an increased risk of default on our obligations.

         We have established our debt capitalization policy relative to asset value, which is computed by reference to the aggregate annualized cash flow from the properties in our portfolio rather than relative to book value, a ratio that is frequently employed. We have used a measure tied to cash flow because we believe that the book value of our portfolio properties, which is the depreciated historical cost of the properties, does not accurately reflect our ability to borrow and to meet debt service requirements. Asset value, however, is somewhat more variable than book value, and may not at all times reflect the fair market value of the underlying properties. Although we will consider factors other than asset value in making decisions regarding the incurrence of debt (such as the purchase price of properties to be acquired with debt financing, the estimated market value of properties upon refinancing, and the ability of particular properties and our ability as a whole to generate cash flow to cover expected debt service), there can be no assurance that the ratio of debt to asset value, or to any other measure of asset value, will be consistent with the expected level of distributions to shareholders.

Possible Conflicts of Interest

         Relationship with The Saul Organization. We will acquire, develop, own and manage shopping center properties and will own and manage other commercial properties, and, subject to certain exclusivity agreements and rights of first refusal with the Company, The Saul Organization (comprised of the B.F. Saul Real Estate Investment Trust, the B.F. Saul Company, Chevy Chase Bank, F.S.B., and other affiliated entities), will continue to develop, acquire, own and manage commercial properties and own land suitable for development as, among other things, shopping centers and other commercial properties. Therefore, conflicts could develop in the allocation of acquisition and development opportunities with respect to commercial properties other than shopping centers and with respect to development sites, as well as potential tenants and other matters, between us and The Saul Organization. The agreement relating to exclusivity and the right of first refusal between us and The Saul Organization (other than Chevy Chase Bank, F.S.B.) (known as the Exclusivity Agreement and Right of First Refusal) generally requires The Saul Organization to conduct its shopping center business exclusively through us and to grant us a right of first refusal to purchase commercial properties and development sites that become available to The Saul Organization. The Saul Organization has granted the right of first refusal to us, acting through our independent Directors, in order to minimize potential conflicts with respect to commercial properties and development sites. We and The Saul

Organization have entered into the Exclusivity Agreement in order to eliminate conflicts with respect to shopping centers.

         In addition, conflicts may arise between us and The Saul Organization in enforcement of the agreements, including those relating to the transfer of portfolio properties from The Saul Organization to us and to the transfer of related management functions, being entered into in connection with the formation and of the leases between us and Chevy Chase Bank. In order to minimize these conflicts, matters and actions relating to these agreements and leases will be considered and approved by the independent Directors.

         Reliance on Senior Executives and Conflicts as to Management Time. Our success will be largely dependent upon the efforts of a small number of senior executives, including B. Francis Saul II. The loss of the services of one or more of these key executives could have a materially adverse effect on the Company. The Saul Organization will continue to engage in commercial real estate activities. Three of our executive officers, one of whom is Mr. Saul, also are affiliated with The Saul Organization and conflicts may develop as to the allocation of their management time.

         Conflicts Based on Individual Tax Considerations. The tax basis of members of The Saul Organization in our portfolio properties which were contributed to certain partnerships in our formation was substantially less than the fair market value thereof at the time of their contribution. In the event of our disposition of such properties, a disproportionately large share of the gain for federal income tax purposes would be allocated to members of The Saul Organization. In addition, future reductions of the level of our debt, or future releases of the guarantees or indemnities with respect thereto by members of The Saul Organization, would cause members of The Saul Organization to be considered, for federal income tax purposes, to have received constructive distributions. Depending on the overall level of debt and other factors, these distributions could be in excess of The Saul Organization's bases in their Operating Partnership interests, in which case such excess constructive distributions would be taxable. Consequently, it is in the interests of The Saul Organization that we continue to hold the contributed portfolio properties, that a portion of our debt remain outstanding or be refinanced and that The Saul Organization guarantees and indemnities remain in place, in order to defer the taxable gain to members of The Saul Organization. Therefore, The Saul Organization may seek to cause us to retain the contributed portfolio properties, and to refrain from reducing our debt or releasing The Saul Organization guarantees and indemnities, even when such action may be in the interests of some, or a majority, of our shareholders. In order to minimize these conflicts, decisions as to sales of the portfolio properties, or any refinancing, repayment or release of guarantees and indemnities with respect to our debt, will be made by the independent Directors.

         Ability to Block Certain Actions. Under applicable law and the operating partnership agreement of Saul Holdings Limited Partnership, our operating partnership, consent of the limited partners is required to permit certain actions, including the sale of all or substantially all of Saul Holdings Limited Partnership's assets. Therefore, members of The Saul Organization, through their status as limited partners in the operating partnership, could prevent the taking of any such actions, even if they were in the interests of some, or a majority, of our shareholders.

Influence of Officers, Directors and Significant Shareholders

         Our officers will include B. Francis Saul II and certain other officers or directors of members of The Saul Organization. Persons associated with The Saul Organization constitute five of the eleven members of our Board of Directors. Thus, these shareholders will be in a position to exercise significant influence over our affairs, which influence might not be consistent with the interests of some, or a majority, of our shareholders.

Limitations on Acquisition and Change in Control

         Our Articles of Incorporation and Bylaws contain a number of provisions, and our Board of Directors has taken certain actions, that could impede a change of our control. These provisions include the following:

         Ownership Limit. Our ownership limits may have the effect of precluding acquisition of control of the Company by a third party without consent of the Board of Directors, even if a change in control were in the interest of some, or a majority, of the shareholders.

         Staggered Board. Our Board of Directors has three classes of directors. The terms of these classes will expire in 2001, 2002 and 2003, respectively. Directors for each class will be chosen for three-year terms upon the expiration of the current class' term, beginning in 2001. The staggered terms for directors may adversely affect the shareholders' ability to change control of the Company, even if a change in control were in the interest of some, or a majority, of shareholders.

         Preferred Stock. The Articles of Incorporation authorize the Board of Directors to issue up to 1,000,000 shares of preferred stock and to establish the preferences and rights of any preferred shares issued. The issuance of preferred stock could have the effect of delaying or preventing a change of control of the Company, even if a change in control were in the interest of some, or a majority, of shareholders.

         Statutory Provisions. Under the Maryland General Corporation Law, unless exempted by action of the board of directors, certain "business combinations" between a Maryland corporation and a stockholder holding 10 percent or more of the corporation's voting securities, an Interested Stockholder, are subject to certain conditions, including approval by a supermajority stockholder vote, and may not occur for a period of five years after the stockholder becomes an Interested Stockholder. The Board of Directors has exempted from these statutory provisions any business combination with a member of The Saul Organization or any person acting in concert therewith. Therefore, a business combination with any person or group other than a member of The Saul Organization or a group including such a member may be impeded or prohibited, even if such a combination may be in the interest of some, or a majority, of our shareholders.

         The Maryland General Corporation Law also provides that so-called "control shares" may be voted only upon approval of two-thirds of the outstanding stock of the corporation excluding the control shares and shares held by affiliates of the corporation. Under certain circumstances, the corporation also may redeem the control shares for cash and, in the event that control shares are permitted to vote, the other shareholders of the corporation are entitled to appraisal rights. The Board of Directors has exempted from these control share provisions acquisitions involving The Saul Organization, directors, officers and our employees and any person approved by the Board of Directors, in its discretion. Therefore, a control share acquisition by any person not exempted by the Board of Directors could be impeded, and the attempt of any such transaction could be discouraged, even if it were in the best interest of some, or a majority, of our shareholders.

Effects of Limits on Ownership of Shares

         In order to maintain our qualification as a REIT, not more than 50 percent in value of our outstanding equity securities may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). Our Articles of Incorporation restrict beneficial and constructive ownership of more than five percent in value of the issued and outstanding equity securities by any single stockholder with the exception of members of The Saul Organization, who are restricted to beneficial and constructive ownership to 24.9% in value of the issued and outstanding equity securities. In September 1999, the Board of Directors agreed to waive the five percent ownership limit with respect to Wells Fargo Bank, National Association ("Wells Fargo") and U.S. Bank National Association ("US Bank"), the pledgees of certain shares of Company common stock and units issued by Saul Holdings Limited Partnership and held by the Selling Shareholders. In addition, in March 2000, the Board of Directors agreed to increase the ownership limit with respect to members of The Saul Organization, allowing such members to beneficially and constructively own up to 29.9% in value of the issued and outstanding equity securities. As of June 30, 2000, Wells Fargo, U.S. Bank and members of The Saul Organization owned 0%, 0% and 23.9% of the issued and outstanding equity securities, respectively. The Board of Directors may waive the ownership limit for additional stockholders if it is satisfied, based upon receipt of a ruling from the Internal Revenue Service, an opinion of tax counsel or other evidence satisfactory to the Board of Directors, that ownership in excess of this limit will not jeopardize our status as a REIT. A purported transfer of shares to a person who, as a result of the transfer, would violate the ownership limit will be void. Shares acquired in violation of the ownership limit may be redeemed by us for the lesser of the price paid or the average closing price of our common stock for the 10 trading days preceding redemption.

Changes in Policies

         Our major policies, including our policies with respect to acquisitions, financing, debt capitalization and distributions, have been determined by the Board of Directors. Although it has no present intention to do so, the Board of Directors may alter or revise these and other policies from time to time without a vote of the shareholders. We cannot, however, change our policy of seeking to maintain our qualification as a REIT without the approval of shareholders. Accordingly, shareholders will have no control over changes in our policies other than our policy of maintaining our qualification as a REIT.

                                USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares of our common stock by the Selling Shareholders listed below. We paid all expenses related to the registration of the 6,503,238 shares that were previously registered under our registration statement on Form S-3 (File No. 333-88127) and are now included in this prospectus. The Selling Shareholders will pay all expenses related to the registration of the additional 193,998 shares that are also included in this prospectus.


                             SELLING SHAREHOLDERS

         The Selling Shareholders have pledged a substantial amount of their shares of Company common stock and their units issued by Saul Holdings Limited Partnership (which are convertible into shares of Company common stock) to secure financing obtained by the Selling Shareholders. The pledgees have requested that the Selling Shareholders have this registration statement filed in order to increase the liquidity of their collateral in the event that the Selling Shareholders were to default and the pledgees were to sell their collateral. The Selling Shareholders also plan to pledge the remaining shares of Company common stock and units held by them to secure additional financing.


         The following table sets forth information as of June 30, 2000 with respect to beneficial ownership of common stock by the Selling Shareholders and has been provided to us by the Selling Shareholders.

                                          Shares               Percentage                Number of            Percentage
                                       Beneficially            Beneficial             Shares Offered          Beneficial
                                       Owned Before         Ownership Before            by Selling          Ownership After
Name                                   Offering (1)           Offering (1)            Shareholder (1)        Offering (1)
----                                   ------------           ------------           ---------------         ------------
B.F. Saul Real Estate                     3,503,553                18.7%                  3,503,553                  0%
   Investment Trust

Dearborn, L.L.C.                          3,183,200                17.0%                  3,183,200                  0%

Avenel Executive Park                        10,483                    *                     10,483                  0%
   Phase II, L.L.C.

     *   Less than one percent.

     (1) Calculated assuming that all outstanding units issued by Saul Holdings Limited Partnership are converted into shares of the Company's common stock. Pursuant to the partnership agreement for Saul Holdings Limited Partnership, each unit is convertible into one share of the Company's common stock.


                             PLAN OF DISTRIBUTION

         The Company is registering the shares on behalf of the Selling Shareholders to provide liquidity to pledgees of units and shares held by the Selling Shareholders.

         The shares covered by this prospectus may be offered and sold by the Selling Shareholders, or by purchasers, transferees, donees, pledgees (including, but not limited to, Wells Fargo and U.S. Bank) or other successors in interest (all such persons shall be deemed "Selling Shareholders" for purposes of this Section), directly or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, commissions or similar selling expenses paid by a Selling Shareholder or by a purchaser of the shares on whose behalf such broker-dealer or underwriter may act as agent. Sales and transfers of the shares may be effected from time to time in one or more transactions, in private or public transactions, on the New York Stock Exchange, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at negotiated prices, without consideration or by any other legally available means. Any or all of the shares may be sold from time to time by means of (a) a block trade, in which a broker or dealer attempts to sell the shares as agent but may position and resell a portion of the shares as principal to facilitate the transaction; (b) purchases by a broker, dealer or underwriter as principal and the subsequent sale by such broker, dealer or underwriter for its account pursuant to this prospectus; (c) ordinary brokerage transactions (which may include long or short sales) and transactions in which the broker solicits purchasers; (d) the writing (sale) of put or call options on the shares; (e) the pledging of the shares as collateral to secure loans, credit or other financing arrangements and, upon any subsequent foreclosure, the disposition of the shares by the lender thereunder, directly or through brokers, dealers, agents or underwriters; and (f) any other legally available means.

         To the extent required with respect to a particular offer or sale of the shares, a prospectus supplement or a post-effective amendment will be filed pursuant to the Securities Act, and will accompany this prospectus, to disclose
(a) the number of shares to be sold, (b) the purchase price, (c) the name of any broker, dealer, agent or underwriter effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses, (d) that a Selling Shareholder that is a pledgee intends to sell, directly or through brokers, dealers, agents or underwriters, more than 500 shares, and (e) any other relevant information.

         The Selling Shareholders may transfer the shares by means of gifts, donations and contributions. This prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the shares received by them, directly or through brokers, dealers or agents and in private or public transactions; however, if sales pursuant to this prospectus by any such recipient could exceed 500 shares, then a prospectus supplement would need to be filed pursuant to Section 424(b)(3) of the Securities Act to identify the recipient as a Selling Shareholder and disclose any other relevant information. Such prospectus supplement would be required to be delivered, together with this prospectus, to any purchaser of such shares.

         In connection with distributions of the shares or otherwise, the Selling Shareholders may enter into hedging transactions with brokers, dealers or other financial institutions. In connection with such transactions, brokers, dealers or other financial institutions may engage in short sales of the Company's common stock in the course of hedging the positions they assume with Selling Shareholders. To the extent permitted by applicable law, the Selling Shareholders also may sell the shares short and redeliver the shares to close out such short positions.

         The Selling Shareholders and any broker-dealers who participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any discounts, commissions or similar selling expenses they receive and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, the Selling Shareholders have the right to sell the shares covered by this prospectus through underwriters. As a result, the Company has informed the Selling Shareholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the Selling Shareholders in the market. The Company and the Selling Shareholders will agree to indemnify any broker, dealer, agent or underwriter that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. The aggregate net proceeds to the Selling Shareholders from the sale of the shares will be the purchase price of such shares less any discounts, concessions or commissions.

         The Selling Shareholders are acting independently of the Company in making decisions with respect to the timing, price, manner and size of each sale. No broker, dealer, agent or underwriter has been engaged by the Company in connection with the distribution of the shares; however, if the shares are distributed they may be distributed through brokers, dealers, agents or underwriters. There is no assurance, therefore, that the Selling Shareholders will sell any or all of the shares. In connection with the offer and sale of the shares, the Company has agreed to make available to the Selling Shareholders copies of this prospectus and any applicable prospectus supplement and has informed the Selling Shareholders of the need to deliver copies of this prospectus and any applicable prospectus supplement to purchasers at or prior to the time of any sale of the shares offered hereby.

         The shares covered by this prospectus may qualify for sale pursuant to
Section 4(1) of the Securities Act or Rule 144 promulgated thereunder, and may be sold pursuant to such provisions rather than pursuant to this prospectus.

         The Company will not receive any proceeds from the sale of shares covered by this prospectus and has paid all expenses related to the registration of the 6,503,238 shares that were previously registered under the registration statement on Form S-3 (File No. 333-88127) and are now included in this prospectus. The Selling Shareholders will pay all expenses related to the registration of the additional 193,998 shares that are also included in this prospectus.

         The Company and the Selling Shareholders have agreed to customary indemnification obligations with respect to the sale of common stock by use of this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copies obtained, at prescribed rates, from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding restraints that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. In addition, the Company's common stock is listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copies obtained at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a registration statement on Form S-3 under the Securities Act relating to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and exhibits thereto. The registration statement and exhibits thereto may be inspected and copies obtained, at prescribed rates, from the Commission at Room 1204, 450 Fifth Street, N.W., Washington, D.C. 20549.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The Commission allows us to "incorporate by reference" information that has been filed with it, which means that we can disclose important information to you by referring you to the other information we have filed with the Commission. The information that we incorporate by reference is considered to be part of this prospectus, and related information that we file with the Commission will automatically update and supersede information we have included in this prospectus. We also incorporate by reference any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the Selling Shareholders sell all of their shares or until the registration rights of the Selling Shareholders expire. This prospectus is part of a registration statement that we have filed with the Commission. The following documents are specifically incorporated by reference in this prospectus:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

         2. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000.

         3. The description of the Company's common stock, par value $0.01, contained in the Company's Registration Statement on Form S-11 (Registration No. 33-64562) filed pursuant to the Securities Act as incorporated by reference in the Company's

              Registration Statement on Form 8-A filed pursuant to the Exchange Act, including any amendments or reports filed to update the description.

         Anyone receiving a copy of this prospectus may obtain, without charge, a copy of any of the documents incorporated by reference, except for the exhibits to the documents. Mail your request to:


                                 Henry Ravenel
                         7200 Wisconsin Avenue, # 903
                           Bethesda, Maryland 20814
                            or call (301) 986-6207


                                 LEGAL MATTERS

         Certain legal matters will be passed upon for the Company by Shaw Pittman, a law partnership including professional corporations.


                                    EXPERTS

         The consolidated financial statements and related financial statement schedule included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and have been incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.


                                 INDEMNIFICATION


         As permitted by law, directors and officers of the Company are entitled to indemnification under certain circumstances against liabilities and expenses incurred in connection with legal proceedings in which they become involved as a result of serving as such director or officer. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

No dealer, salesperson or other individual has been authorized to give any information or make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer by the Company to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the affairs of the Company since the date hereof or that the information contained herein is correct or complete as of any time subsequent to the date hereof.

                              __________________

                               TABLE OF CONTENTS

                                              Page
                                              ----
The Company..................................  2
Risk Factors.................................  2
Use of Proceeds..............................  9
Selling Shareholders.........................  9
Plan of Distribution......................... 10
Where You Can Find More
   Information............................... 12
Incorporation of Certain
   Documents by Reference.................... 12
Legal Matters................................ 13
Experts...................................... 13
Indemnification.............................. 13

                              SAUL CENTERS, INC.

                    6,503,238 Previously Registered Shares

                                193,998 Shares

                                 Common Stock





                                  PROSPECTUS

                              _____________, 2000

                                    PART II

                    Information Not Required In Prospectus


Item 14.  Other Expenses of Issuance and Distribution.
          -------------------------------------------

                  Registration Fee                                        $   817.85
                  Fees and Expenses of Transfer Agent and Registrar           500.00 *
                  Legal Fees                                                4,500.00 *
                  Printing and Engraving                                    3,200.00 *
                  Miscellaneous                                             1,500.00 *
                                                                          ------------
                      Total                                               $10,517.85 (1)

          ---------------------

          (1) The Selling Shareholders will pay this entire amount.

          *   Estimated.


Item 15.  Indemnification.
          ---------------

     The Company is incorporated under the laws of the State of Maryland. As permitted by Maryland law, and as set forth in the Company's Amended and Restated Bylaws incorporated by reference elsewhere in the Registration Statement, a director or officer of the Company is entitled to indemnification by the Company against reasonable expenses, including attorneys' fees, incurred in connection with a civil or criminal proceeding in which such director or officer has been involved, or to which he has been, or is threatened to be, made a party, by reason of being a director or officer. In addition, indemnification may be provided against judgments, fines and amounts paid in settlement in such proceedings. In general, however, indemnification is not available where the director or officer acted in bad faith or personally gained a financial profit or other advantage to which he was not legally entitled. The directors and officers of the Company are covered by insurance policies against certain liabilities which might be incurred by them in such capacities.

Item 16.  Exhibits.
          --------

          4.(a) First Amended and Restated Articles of Incorporation of Saul Centers, Inc. (incorporated herein by reference to Exhibit 3.(a) of the Company's Annual Report on Form 10-K for the year ended December 31, 1993).

          4.(b) Amended and Restated Bylaws of Saul Centers, Inc. as in effect at and after August 24, 1993 and as of August 26, 1993 (incorporated herein by reference to Exhibit 3.(b) of the Company's Annual Report on Form 10-K for the year ended December 31, 1993).

          4.(c) First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership (incorporated herein by reference to Exhibit No. 10.1 to Registration Statement No. 33-64562). The First Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership, the Second Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership, and the Third Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership (incorporated herein by reference to Exhibit 10.(a) of the 1995 Annual Report of the Company on Form 10-K). The Fourth Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership (incorporated herein by reference to Exhibit 10.(a) of the March 31, 1997 Quarterly Report of the Company). The Fifth Amendment to the First Amended and Restated Articles of Limited Partnership (filed herewith).

          5       Opinion of Shaw Pittman (filed herewith).

          23.(a)  Consent of Arthur Andersen LLP (filed herewith).

          23.(b) Consent of Shaw Pittman (included in its opinion filed as Exhibit 5 hereto).


          24      Power of Attorney (included on the signature page hereto).

Item 17.  Undertakings.
          ------------

          The undersigned registrant hereby undertakes:


          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.


                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that paragraphs 1(i) and 1(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          5. Insofar as indemnification for arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chevy Chase, State of Maryland, on this 14th day of July, 2000.


                                        SAUL CENTERS, INC.,
                                        a Maryland corporation

                                        (Registrant)

                                        By: /s/ B. Francis Saul II
                                            ----------------------

                                            B. Francis Saul II
                                            Chairman of the Board and
                                            Chief Executive Officer

                               POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott V. Schneider and Philip D. Caraci, and each of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and any or all other documents in connection therewith, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto said authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all said attorney-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                Signature                            Title                              Date
                ---------                            -----                              ----
         /s/ B. Francis Saul II               Chairman of the Board and             July 14, 2000
         ----------------------
         B. Francis Saul II                   Chief Executive Officer
                                                (Principal Executive Officer)

         /s/ Scott V. Schneider               Senior Vice President, Chief          July 14, 2000
         -----------------------
         Scott V. Schneider                   Financial Officer, Treasurer and
                                                Secretary (Principal Financial
                                                Officer)

         /s/ Philip D. Caraci                 President and Director                July 14, 2000
         ---------------------
         Philip D. Caraci

         /s/ Gilbert M. Grosvenor             Director                              July 14, 2000
         ------------------------
         Gilbert M. Grosvenor

         /s/ Philip C. Jackson, Jr.           Director                              July 14, 2000
         --------------------------
         Philip C. Jackson, Jr.

         /s/ General Paul X. Kelley           Director                              July 14, 2000
         --------------------------
         General Paul X. Kelley
         USMC (Ret.)

         /s/ Charles R. Longsworth            Director                              July 14, 2000
         -------------------------
         Charles R. Longsworth

                Signature                            Title                              Date
                ---------                            -----                              ----
         /s/ Patrick F. Noonan                Director                              July 14, 2000
         ---------------------
         Patrick F. Noonan

         /s/ B. Francis Saul III              Vice Chairman and Director            July 14, 2000
         -----------------------
         B. Francis Saul III

         /s/ Mark Sullivan III                Director                              July 14, 2000
         ---------------------
         Mark Sullivan III

         /s/ James W. Symington               Director                              July 14, 2000
         ----------------------
         James W. Symington

         /s/ John R. Whitmore                 Director                              July 14, 2000
         --------------------
         John R. Whitmore

                                 EXHIBIT INDEX

Exhibit
Number         Description
------         -----------

4.(a) First Amended and Restated Articles of Incorporation of Saul Centers, Inc. (incorporated herein by reference to Exhibit 3.(a) of the Company's Annual Report on Form 10-K for the year ended December 31, 1993).

4.(b) Amended and Restated Bylaws of Saul Centers, Inc. as in effect at and after August 24, 1993 and as of August 26, 1993 (incorporated herein by reference to Exhibit 3.(b) of the Company's Annual Report on Form 10-K for the year ended December 31, 1993).

4.(c) First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership (incorporated herein by reference to Exhibit No. 10.1 to Registration Statement No. 33-64562). The First Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership, the Second Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership, and the Third Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership (incorporated herein by reference to Exhibit 10.(a) of the 1995 Annual Report of the Company on Form 10-K). The Fourth Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership (incorporated herein by reference to Exhibit 10.(a) of the March 31, 1997 Quarterly Report of the Company). The Fifth Amendment to the First Amended and Restated Articles of Limited Partnership (filed herewith).

5              Opinion of Shaw Pittman (filed herewith).

23.(a)         Consent of Arthur Andersen LLP (filed herewith).

23.(b) Consent of Shaw Pittman (included in its opinion filed as Exhibit 5 hereto).

24             Power of Attorney (included on the signature page hereto).